Exhibit 10.1

EXECUTION COPY

NORTHERN OIL AND GAS, INC.
SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this "Agreement") is made and entered into by Northern Oil and Gas, Inc., a Minnesota corporation (the "Company"), and Ryan R. Gilbertson, an individual ("Employee") (each referred to collectively as the "Parties", and individually as "Party").

WHEREAS, Employee and the Company are parties to the Amended and Restated Employment Agreement effective as of January 30, 2009, as amended by Amendment No. 1, effective as of March 25, 2010, and Amendment No. 2, effective January 14, 2011 (collectively, the "Employment Agreement"), and pursuant to the Employment Agreement Employee serves as the President of the Company;

WHEREAS, Employee’s employment and service with the Company will end on October 1, 2012, (the "Termination Date");

WHEREAS, due to Employee’s knowledge and experience, and the necessity of a transition period to allow for the orderly transfer of information relating to ongoing business matters, the Company desires to engage Employee, and Employee has agreed to be engaged, as a consultant to the Company for a limited period of time after the Termination Date, as more fully set forth in a consulting agreement between the Parties entered into effective October 1, 2012 (the "Consulting Agreement");

WHEREAS, the Parties intend that the terms and conditions of this Agreement (and all documents attached hereto or referenced herein) shall govern all issues related to Employee’s employment, ending of employment, consulting relationship, and post-employment and post-consultancy obligations; and

NOW THEREFORE, in consideration of the mutual promises set forth in this Agreement and other valuable consideration, the Parties agree as follows:

1.   Termination of Employment.  Each of the Parties acknowledges and confirms that Employee’s employment with the Company terminated as of the Termination Date.  Employee permanently resigns all offices and positions in the Company and any of its affiliates as of the Termination Date.  From and after the Termination Date, Employee shall not hold himself out as an employee or agent of the Company or any of its affiliates.  The Employment Agreement shall be terminated as of the Termination Date.  Neither Party shall have any obligations under the Employment Agreement on and after the Termination Date, except as provided therein.

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2.   Termination Pay.  As a substitution for all amounts owed under the Employment Agreement, if any, and as consideration for this Agreement and the Consulting Agreement, the Company desires to: (i) provide Employee with an opportunity to continue vesting in his equity awards (in accordance with its original vesting schedule and subject to performance of services pursuant to the Consulting Agreement) that are outstanding unvested as of the Termination Date (a schedule of such outstanding and unvested awards are attached hereto as Exhibit A), provided Employee enters into and abides by the Consulting Agreement; (ii) provide Employee with the 2012 bonus that was previously awarded to him and that was based on pre-determined performance metrics set forth in or around April 2012, the amount of which shall be determined by the Compensation Committee of the Board of Directors in its reasonable discretion but only in accordance with the pre-determined performance-based metrics/formula; provided, however, that such bonus shall be pro rated through Employee’s Termination Date, and shall be subject to clawback as required under Section 304 of Sarbanes-Oxley Act and as may be required in the reasonable determination by the Company in order for it to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) the Company shall buy out the lease on the Company vehicle it provides to Employee and immediately transfer title of such vehicle to Employee, which has an approximate value as of the Termination Date of $44,000.00; and (iv) for the period beginning on the day immediately following the Termination Date and ending on the date that is eighteen (18) full months following the Termination Date (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), the Company shall reimburse Employee for the costs associated with continuation coverage pursuant to COBRA for Employee and his eligible dependents who were covered under the Company’s health plans as of the Termination Date (provided that Employee shall be solely responsible for all matters relating to his continuation coverage pursuant to COBRA, including, without limitation, his election of such coverage and his timely payment of premiums).  Collectively, the foregoing (i), (ii), (iii) and (iv) shall be the "Severance Payment".  The Severance Payment shall be subject to applicable withholding and deductions as required by local, state and federal law.  The Parties hereby agree that the Severance Payment shall be provided only if Employee does not rescind his acceptance of this Agreement within the fifteen (15) day rescission period set forth in Section 8 of this Agreement.  Employee hereby acknowledges and agrees that the promises of the Company in this Agreement satisfy any and all legal obligations owed to him as an employee and as a participant in the Company’s and its affiliates compensation plans and practices, including any and all obligations owed by the Company under the Employment Agreement.  Except as otherwise set forth in this Agreement, no additional amounts are owed by the Company or any of its affiliates to Employee by virtue of his relationship with the Company.

3.   Release of the Company.  Employee hereby releases, waives, acquits and forever discharges the Company, its predecessors, successors, parents, subsidiaries, assigns, agents, current and former directors, officers, employees, partners, representatives,  and attorneys, affiliated companies, and all persons acting by, through, under or in concert with the Company (collectively, the "Released Parties"), from any and all demands, rights, disputes, debts, liabilities, obligations, liens, promises, acts, agreements, charges, complaints, claims, controversies, and causes of action of any nature whatsoever, whether statutory, civil, or administrative, that Employee now has or may have against any of the Released Parties, arising in whole or in part at any time on or prior to the execution of this Release, in connection with his employment by the Company.

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This release specifically includes, but is not limited to, any claims of discrimination of any kind, breach of contract or any implied covenant of good faith and fair dealing, tortious interference with a contract, intentional or negligent infliction of emotional distress, breach of privacy, misrepresentation, defamation, wrongful termination, or breach of fiduciary duty; provided, however, that the foregoing release shall not release the Company from the performance of its obligations under this Agreement.

Additionally, this release specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000 et seq., as amended by the Civil Rights Act of 1991; the Americans With Disabilities Act, as amended, 42 U.S.C. §§ 12101 et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq.; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq.; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act; the Minnesota Human Rights Act, Minn. Stat. § 363A.01, the Minnesota wage-hour and wage-payment laws; Minnesota’s Whistleblower Act, Minn. Stat. § 181.932; retaliation under Minn. Stat. § 176.82; Minnesota’s Workers’ Compensation Act; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer.

4.   Acknowledgements of Employee.

(a)           Employee represents and acknowledges that in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by the Company, or its agents, representatives, or attorneys regarding the subject matter, basis or effect of this Agreement or otherwise, and that Employee has engaged, and been represented by, an attorney of Employee's choosing in the negotiation and execution of this Agreement.  Employee acknowledges that Employee has been advised by the Company to consult with counsel of Employee's choosing with regard to the negotiation and execution of this Release, and has had an opportunity to do so.

(b)           EMPLOYEE UNDERSTANDS THAT BY SIGNING AND NOT RESCINDING THIS RELEASE, EMPLOYEE IS WAIVING ANY AND ALL RIGHTS OR CLAIMS WHICH EMPLOYEE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND/OR THE OLDER WORKERS' BENEFIT ACT FOR AGE DISCRIMINATION ARISING FROM EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO SUE THE COMPANY IN FEDERAL OR STATE COURT FOR AGE DISCRIMINATION.  EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE (1) DOES NOT WAIVE ANY CLAIMS OR RIGHTS THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED; (2) WAIVES CLAIMS OR RIGHTS ONLY IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH EMPLOYEE IS ALREADY ENTITLED; AND (3) AGREES THAT THIS AGREEMENT IS WRITTEN IN A MANNER CALCULATED TO BE UNDERSTOOD BY EMPLOYEE AND EMPLOYEE, IN FACT, UNDERSTANDS THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF THIS AGREEMENT AND HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.

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(c)           Employee acknowledges that he has been fully compensated for all labor and services performed for the Company and has been reimbursed for all business expenses incurred on behalf of the Company through the Termination Date, and that the Company does not owe Employee any expense reimbursement amounts, or wages, including vacation pay or paid time-off benefits.

5.   Company Property.

(a)           Employee represents that he has returned to the Company all information, documentation, or other property and proprietary material, in any form, belonging to the Company (including, without limitation, hardware, access cards, notes, forms, reference and training materials, memoranda, computer programs, disks, computer files), and that Employee no longer has any such property or material, including copies thereof, in his possession.

(b)           Employee represents that he has not taken, altered, destroyed, or deleted any files, documents, electronically stored information or other materials belonging to, or created by or on behalf of the Company, whether or not containing any trade secrets or Confidential Information (as defined below).

6.   Confidentiality.  Employee agrees to keep this Agreement, its terms, and the amount of the Severance Payment completely confidential; provided, however, that he may reveal such information to his attorney, accountants, financial advisor, spouse, or as required by a court of competent jurisdiction, or as otherwise required by law.  Employee further agrees that he will not, directly or indirectly, use or reveal, divulge, make known to or permit the use of by third parties, any "Confidential Information," unless required to do so by law, for a period of twenty four (24) months.  Employee agrees that he will continue to be obligated under this provision for so long as the Confidential Information is not publicly available in a manner other than by Employee’s breach of this Agreement.  "Confidential Information" includes, but is not limited to all information, knowledge or documents, in whatever form or medium (including interpretative materials, assumptions and analyses), obtained through employment with the Company, concerning: development, exploitation, production, exploration and recruitment strategies; geological,  geophysical, seismic, engineering and exploration data; current and prospective property location and economic data; reserve estimates and other forecasts (including any related formulas, concepts, diagrams, charts, assumptions and working papers); current and projected production data and information; current and prospective leasehold interests and lease agreements (including lease schedules and negotiated bonus and royalty rates); title work; current and projected financial information (including pricing indexes, drilling and operating expense and capital expenditures); short and long term business and development plans; current, anticipated and contemplated business ventures (including joint ventures, mergers, acquisitions and divestitures); trade secrets (whether licensed or owned by the Company) and related interpretive materials and analyses of Company's projects; information and manuals relating to internal procedures, methods of operation, training and marketing; personnel information (including employee lists, resumes and applications of prospective employees, employee or consultant compensation and benefits); current and prospective consultant lists and information; current and prospective operating partners lists and information; and other confidential or proprietary information that is competitively sensitive or otherwise of value to the Company; provided that Confidential Information shall not include any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by Employee.  Employee acknowledges that all confidentiality, nondisclosure or other agreements relating to the Company's confidential information or trade secrets, and any non-compete or other agreement containing post-employment obligations shall remain in full force and effect, and nothing contained in this Agreement constitutes a release, modification or waiver of any of Employee’s obligations under any such prior agreement.

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7.   Non-Disparagement.  Employee agrees that except as otherwise required by law, or as reasonably necessary to enforce his rights under this Agreement in a proper judicial proceeding, he shall not at any time make false, misleading, or disparaging statements or representations, whether written or oral, regarding the Company, its  products, services, management, directors, employees, or customers.  Further, the Company agrees to instruct its officers and directors to not disparage or defame any Party hereto.

8.   Time Period for Enforceability/Rescission of Agreement.  The Company's obligations under this Agreement are contingent upon Employee executing and delivering this Agreement to the Company.  Employee may take up to twenty one (21) days from receipt (the "Consideration Period") to consider this Agreement prior to executing it.  Employee may execute and deliver this Agreement at any time during the Consideration Period.  Any changes made to this Agreement after receipt will not restart the running of the Consideration Period.  Any execution and delivery of this Agreement by Employee after the expiration of the Consideration Period shall be unenforceable, and the Company shall not be bound thereby.  Upon executing this Agreement during the Consideration Period, Employee shall have fifteen (15) days thereafter to rescind Employee's consent to this Agreement by executing and delivering a written notice of rescission to the Company.  Upon delivery of a notice of rescission to the Company, the obligations of the Parties under this Agreement shall be void and unenforceable, with the exception of Employee’s obligation to keep this Agreement confidential under Section 6 above.

9.   Notice of Rescission.  An executed copy of this Agreement, or rescission of this Agreement pursuant to Section 8 above, shall be delivered by certified registered mail to:

Northern Oil and Gas, Inc.
Attn: Compensation Committee of the Board of Directors
315 Manitoba Avenue, Suite 200
Wayzata, Minnesota 55391

10.   Effective Date.  This Agreement shall become effective as of the date on which it is executed and delivered by Employee, provided that it is also signed by the Company and provided that Employee does not rescind this Agreement in accordance with Section 8.

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11.   Governing Law, Jurisdiction & Venue.  This Agreement, and any and all interactions between the Parties arising under or resulting from this Agreement, is governed by and construed in accordance with the laws of the State of Minnesota, exclusive of its choice of law principles.  The state and federal courts located in Hennepin County, Minnesota have exclusive jurisdiction and venue over any dispute arising out of or relating to this Agreement.  Each Party consents to the personal jurisdiction and venue of these courts.

12.   Injunctive Relief.  Notwithstanding any other term of this Agreement, it is expressly agreed that a breach of this Agreement will cause irreparable harm to the Company and that a remedy at law would be inadequate.  Therefore, in addition to any and all remedies available at law, the Company will be entitled to injunctive and/or other equitable remedies in the event of any threatened or actual violation of any of the provisions of this Agreement.

13.   Entire Agreement.  This Agreement (along with the Release contained herein) and the Consulting Agreement are the entire agreement between the Parties pertaining to the matters encompassed within it, and supersedes any other agreement, written or oral, that may exist between them relating to the matters encompassed herein, except that this Agreement does not in any way supersede or alter any provisions of the Employment Agreement that are intended to survive Employee’s termination of employment with the Company.

14.   Severability.  If any provision of this Agreement is found to be illegal or unenforceable, such finding shall not invalidate the remainder of this Agreement, and that provision shall be deemed to be severed or modified to the minimum extent necessary to equitably adjust the Parties’ respective rights and obligations under this Agreement.

15.   Execution.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original for all purposes.  Facsimile copies of signature to this Agreement are as valid as original signatures.

[SIGNATURES ON NEXT PAGE]

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EXECUTION COPY

EMPLOYEE'S SIGNATURE BELOW MEANS THAT EMPLOYEE HAS READ THIS AGREEMENT AND AGREES AND CONSENTS TO ALL THE TERMS AND CONDITIONS CONTAINED HEREIN.

NORTHERN OIL AND GAS, INC.	EMPLOYEE
/s/ Lisa Bromiley-Meier	/s/ Ryan R. Gilbertson
Name: Lisa Bromiley-Meier	Signature of Ryan R. Gilbertson
Title: Chair of the Compensation Committee Date: October 1, 2012	Date: October 1, 2012

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EXHIBIT A

OUTSTANDING AND UNVESTED EQUITY AWARDS

Pursuant to Section 2 of the Separation Agreement and Release entered into by and between Northern Oil and Gas, Inc., a Minnesota corporation, and Ryan R. Gilbertson, an individual, that became effective October 1, 2012, Mr. Gilbertson’s outstanding and unvested equity awards as of the Termination Date (defined in such Separation Agreement), including the applicable vesting schedule for such awards, is as follows:

Date of Grant	Original # Shares Granted	Type of Award	Underlying Security	Vesting Schedule
3/17/2010	250,000	Restricted Stock under 2009 Plan	Common Stock	12,500 on each of 3/17/10, 7/1/10, 10/1/10, 1/1/11 15,625 on each of 4/1/11, 7/1/11, 10/1/11, 1/1/12, 4/1/12, 7/1/12, 10/1/12, 1/1/13 18,750 on each of 4/1/13, 7/1/13, 10/1/13, 1/1/14
1/14/2011	150,000	Restricted Stock under 2009 Plan	Common Stock	Initial 50,000 as of 1/14/11 Additional 16,670 on 7/1/11 and 16,666 on each of 1/1/12, 7/1/12, 1/1/13, 7/1/13 and 1/1/14
1/14/2011	162,000	Restricted Stock under 2009 Plan	Common Stock
Initial 6,500 as of 1/14/11,
 6,500 on the first day of each secceeding month commencing 2/1/11 and continuing up to and including 12/1/11, and
3,500 on the first day of each succeeding month commencing 1/1/12 until 12/1/13

11/7/2011	18,000	Restricted Stock under 2009 Plan	Common Stock	4,500 shares as of 1/1/12 4,500 shares as of 4/1/12 4,500 shares as of 7/1/12 4,500 shares as of 10/1/12
1/1/2012	168,000	Restricted Stock under 2009 Plan	Common Stock	21,000 shares on each of 1/1/12, 4/1/12, 7/1/12 and 10/1/12 10,500 shares of each of 1/1/13, 4/1/13, 7/1/13, 10/1/13, 1/1/14, 4/1/14, 7/1/14 and 10/1/14